                           SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              Shopko Stores, Inc.
                  -------------------------------------------
               (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

          1)   Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

          2)   Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

          5)   Total fee paid:

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

               -----------------------------------------------------------------

          2)   Form, Schedule or Registration Statement No.:

               -----------------------------------------------------------------

          3)   Filing Party:

               -----------------------------------------------------------------

          4)   Date Filed:

               -----------------------------------------------------------------

[SHOPKO LOGO]

                              SHOPKO STORES, INC.

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1999

TO THE SHAREHOLDERS OF SHOPKO STORES, INC.:

   Notice is hereby given that the Annual Meeting of Shareholders of ShopKo Stores, Inc. will be held on Wednesday, May 26, 1999 at 10:00 a.m., local time, at the Radisson Inn, 2040 Airport Drive, Green Bay, Wisconsin, for the following purposes:

     1) To elect two directors of the Company to serve for three-year terms;

     2) To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending January 29, 2000;

     3) To approve the ShopKo Stores, Inc. 1999 Executive Incentive Plan; and

     4) To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on March 31, 1999 are entitled to one vote for each share held of record at that time.

   IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all shareholders execute, date and return the proxy, utilizing the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

April 19, 1999

                              SHOPKO STORES, INC.

                                700 PILGRIM WAY
                                P.O. BOX 19060
                        GREEN BAY, WISCONSIN 54307-9060

                                PROXY STATEMENT

   This proxy statement is furnished for solicitation by the Board of Directors of ShopKo Stores, Inc. (the "Company") of proxies in the enclosed form from holders of Common Stock to be voted at the Annual Meeting of Shareholders ("Annual Meeting") to be held on May 26, 1999 at 10:00 a.m., Green Bay time, at the Radisson Inn, 2040 Airport Drive, Green Bay, Wisconsin, and at any adjournment of that meeting.

   A shareholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. All proxies which are not so revoked will be voted in accordance with the terms thereof. Unless otherwise indicated, all proxies will be voted for the individuals nominated to serve as directors, for approval of the 1999 Executive Incentive Plan, and for ratification of the appointment of the independent auditors. The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors or as auditors should decline or be unable to serve, the persons named in the proxy will vote on the same in their discretion.

   This proxy statement and accompanying form of proxy will be first mailed or given to shareholders on or about April 19, 1999.

   The Company's Common Stock, $0.01 par value ("Common Stock"), is the only class of capital stock currently outstanding, and only the holders of Common Stock of record at the close of business on March 31, 1999 are entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held of record on each proposal being voted upon. As of the record date, 26,140,380 shares of Common Stock are eligible to vote at the meeting. A majority of the shares entitled to vote constitutes a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the quorum. Abstentions and broker non-votes will not be counted as voting on any matter at the Annual Meeting.

                                    ITEM 1

                             ELECTION OF DIRECTORS

   On November 11, 1998, Gregory H. Wolf was appointed to the Board for a term expiring at the 1999 Annual Meeting of Shareholders. William J. Tyrell, whose term as a director expires at the 1999 Annual Meeting of Shareholders, is retiring from the Board and will not be standing for reelection. With the addition of Mr. Wolf and the retirement of Mr. Tyrell, the Board will have seven members.

   Pursuant to the Company's Articles of Incorporation, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. William J. Podany and Gregory H. Wolf are nominated to serve three-year terms expiring at the 2002 Annual Meeting of Shareholders.

Vote Requirement to Elect Nominees; Board Recommendation

   Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the two directors who receive the largest number of votes will be elected as directors. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast.

   The Board recommends a vote FOR these nominees. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote for the election of these nominees. The Board is informed that Messrs. Podany and Wolf are willing to serve as directors. If, however, they are unable to serve or for good cause will not serve, the proxy may be voted for such other person or persons as the proxies shall, in their discretion, determine.

   Set forth below is certain information, as of January 30, 1999, concerning Messrs. Podany, Wolf and the five directors of the Company whose terms of office will continue after the Annual Meeting:

                           Nominees for Election as
                        Directors for Terms Expiring at
                          the Annual Meeting in 2002

William J. Podany; 53; director of the Company since July, 1997; he has been the President and Chief Executive Officer of the Company since March, 1999. He was President and Chief Operating Officer of ShopKo's retail stores from November, 1997 to March, 1999, and was Executive Vice President of the Company from November, 1994 to March, 1999. From 1992 to 1994, Mr. Podany was Executive Vice President--Merchandise of Carter Hawley Hale, a federation of four department store chains. He has held senior merchandising executive officer positions with Allied Stores, May Department Stores and Carter Hawley Hale since 1978.

Gregory H. Wolf; 42; director of the Company since November, 1998; he has been an officer of Humana, Inc, a provider of managed healthcare products and services, since October, 1995, having first served as Senior Vice President of Sales and Marketing; as Chief Operating Officer from July, 1996 to September, 1996; as President from September, 1996 through November, 1997; and as President, Chief Executive Officer and Director since December, 1997. Prior to joining Humana, Mr. Wolf had been employed by EMPHESYS Financial Group, Inc. and its affiliates since 1988, where he most recently served as President. In October, 1995, EMPHESYS was acquired by Humana. Mr. Wolf is also a director of National City Bank of Kentucky.

                        Directors Whose Terms Expire at
                          the Annual Meeting in 2001

Jeffrey C. Girard; 51; director of the Company since June, 1991; he has been the President of Girard & Co. of Minneapolis, Minnesota, a private consulting company, and an Adjunct Professor at the Carlson School of Management, University of Minnesota since 1997; Executive Vice President and Chief Financial Officer of Supervalu Inc. from October, 1992 to July, 1997; prior thereto, he held the positions of Executive Vice President, Chief Financial Officer and Treasurer of Supermarkets General Holdings Corporation (a supermarket company not affiliated with the Company) and Senior Vice President and Chief Financial Officer of Supervalu.

Dale P. Kramer; 60; director of the Company since August, 1991; he has been the Chairman of the Board of the Company since July, 1997; President and Chief Executive Officer of the Company from February, 1991 to March, 1999; prior thereto, he served as the Company's Executive Vice President from April, 1983 to February, 1986 and as its Executive Vice President and Chief Operating Officer from February, 1986 to February, 1991. Mr. Kramer was employed by the Company in various other positions since 1971.

Dr. James L. Reinertsen; 52; director of the Company since August, 1997; he has been the Chief Executive Officer of CareGroup Healthcare System, a provider of healthcare services, since July, 1998. Prior thereto, he was the Chief Executive Officer of HealthSystem Minnesota since 1994 and Chairman of the Institute for Clinical Systems Integration in 1993. He was President and Chief Executive Officer for Park Nicollet Medical Center from 1986 to 1992, and President of the Park Nicollet Medical Foundation from 1984 to 1986.

                        Directors Whose Terms Expire at
                           the Annual Meeting in 2000

Jack W. Eugster; 53; director of the Company since September, 1991; he has been the Chairman, President and Chief Executive Officer of Musicland Stores Corporation, a retail music and home video company, since 1986. Mr. Eugster is also a director of Damark International, Inc., MidAmerican Energy Company, Donaldson Co., and Jostens, Inc.

Stephen E. Watson; 54; director of the Company since July, 1997; he has been the President and Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer of outdoor recreational equipment and clothing, since November, 1997; he held various executive officer positions with Dayton-Hudson Corporation and its corporate predecessors from 1972 until his retirement in March, 1996, including President, Chairman/Chief Executive Officer of the Department Store Division and member of the Board of Directors from 1991 until March, 1996.

Board of Directors Meetings and Committees

   The Board of Directors held seven meetings in the fiscal year ended January 30, 1999. Each incumbent director participated in 75 percent or more of the total number of the meetings of the Board and those of the committees of which such director is a member.

   The Board has two standing committees: the Compensation and Stock Option Committee and the Audit Committee. The Board does not have a standing nominating committee.

   The Compensation and Stock Option Committee is currently comprised of Messrs. Eugster (Chairman) and Watson. The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's employee stock option and stock incentive plans. In addition, the Compensation and Stock Option Committee reviews the President's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's compensation and benefit plans and (iii) adopting and changing major corporate compensation policies and practices, and reports its recommendations to the full Board of Directors for approval and to authorize action. The Compensation and Stock Option Committee met three times in the fiscal year ended January 30, 1999.

   The Audit Committee is currently comprised of Mr. Girard. The duties of the Audit Committee are to recommend to the full Board of Directors the selection of independent certified public accountants to audit annually the financial statements of the Company, to review the activities and the reports of the independent certified public accountants and to report the results of such review to the full Board of Directors. The Audit Committee also monitors the internal audit controls of the Company. The Audit Committee met two times in the fiscal year ended January 30, 1999.

Director Compensation

   Each director who is not an employee of the Company receives an annual retainer fee of $25,000, a fee of $1,000 for each board meeting in which the director participates, and a fee of $1,000 for each committee meeting in which the director participates, if such committee meeting is not held on the same day as a board meeting. Non-employee chairpersons of the Board's committees receive an additional $2,000 annual retainer fee. The Company reimburses all non-employee directors for travel and related expenses incurred in connection with Board and committee meetings.

   The Company's 1991 Stock Option Plan, 1995 Stock Option Plan, as amended, and 1998 Stock Incentive Plan authorize various stock incentive awards to non-employee directors. Messrs. Eugster, Girard, Reinertsen, Tyrrell, and Watson were granted options to purchase 3,000 shares of Common Stock at $36.4375 per share on May 13, 1998. Additionally, on November 11, 1998, Mr. Wolf was granted an option to purchase 3,000 shares of Common Stock at $31.1250 per share.

   The Company has adopted a deferred compensation plan for non-employee directors that allows non-employee directors to elect to defer for the next four years their annual retainers and other fees. This Plan provides that (i) the participating director must defer 100 percent (minus applicable tax withholding and social security tax) of the director's fees under the Plan;
(ii) amounts deferred under the Plan will, at the election of the participating director, earn interest either at a rate equal to 120 percent of the 120-month rolling average of 10-year U.S. Treasury Notes or at a rate equal to the rate earned under one or more equity portfolios described in the Plan; and (iii) amounts deferred under the Plan will be payable in ten equal annual installments commencing upon the earlier of the participating director's termination as a director for any reason (including death) or the participating director's reaching age 70 1/2 (extended for up to five years for a director's initial deferral under the Plan). As of January 30, 1999, no current non-employee directors have elected to participate in this Plan.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   Set forth in the table below is information regarding the beneficial ownership of shares of the Common Stock by (i) each person or entity known by the Company to beneficially own 5% or more of the total number of outstanding shares of the Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and four most highly compensated executive officers other than the Chief Executive Officer, and (iv) the directors and executive officers of the Company as a group (20 persons). Except as otherwise noted, information with respect to directors and executive officers is as of January 30, 1999.

                                                      Amount and Nature
                                                        of Beneficial
Name of Beneficial Owner                               Ownership(1)(2)  Percent
------------------------                              ----------------- -------
Boston Partners Asset Management, L.P. (3)...........     2,874,294      11.0%
 28 State Street
 20th Floor
 Boston, Massachusetts 02109

Robert Fleming Inc. (4)..............................     1,901,381      7.28%
 320 Park Avenue
 11th Floor
 New York, NY 10022

Palisade Capital Management, L.L.C. (5)..............     1,612,200       6.2%
 One Bridge Plaza
 Suite 695
 Fort Lee, New Jersey 07024

Cramer Rosenthal McGlynn, LLC (6)....................     1,425,300       5.5%
 130 West 57th Street
 New York, NY 10019

Dale P. Kramer (7)(8)................................       270,000         1%

Jack W. Eugster......................................        16,374         *

Jeffrey C. Girard....................................         1,000         *

William J. Podany (7)(9).............................        40,000         *

James L. Reinertsen..................................           --          *

William J. Tyrrell...................................        17,374         *

Stephen E. Watson....................................           --          *

Gregory H. Wolf......................................           --          *

Michael J. Bettiga (7)...............................        20,640         *

Roger J. Chustz (7)..................................        14,000         *

Michael J. Hopkins...................................           --          *
All directors and executive officers as a group (20
 persons)............................................       401,308       1.5%

--------
*  Less than 1%
(1) Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Includes shares which may be acquired within 60 days pursuant to stock options as follows: Mr. Kramer 180,000 shares, Mr. Podany 15,000 shares, Mr. Chustz 14,000 shares, Mr. Eugster 15,374 shares, Mr. Tyrrell 17,374 shares, Mr. Bettiga 18,240 shares and all directors and executive officers as a group, 281,908 shares.
(3) Based on Amendment No. 2 to the Schedule 13G filed on February 12, 1999. According to this filing, Boston Partners Asset Management, L.P. has shared voting power and shared dispositive power with respect to all 2,874,294 shares.
(4) Based on Schedule 13G filed on February 10, 1999. According to this filing, Robert Fleming Inc. has shared voting power and shared dispositive power as to all 1,901,381 shares.
(5) Based on Amendment No. 2 to the Schedule 13G filed on February 9, 1999.
(6) Based on Schedule 13G filed on March 15, 1999. According to this filing, Cramer Rosenthal McGlynn, LLC has shared voting power and shared dispositive power as to all 1,425,300 shares.
(7) The number of shares shown with respect to the Company's executive officers does not reflect funds from their respective Profit Sharing and 401(k) Plans invested in Common Stock through the ShopKo Stock Fund. As of January 30, 1999, such executive officers' approximate ShopKo Stock Fund account balances were as follows: Mr. Kramer $332,624, Mr. Podany $45,081, Mr. Chustz $20,389, Mr. Hopkins $44,327, and Mr. Bettiga $37,985.
(8) Includes 50,000 shares of restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan, as amended.
(9) Includes 25,000 shares of restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan, as amended.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Based solely upon the Company's review of Forms 3, 4 and 5 received by it during the last fiscal year pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table (the "Summary Compensation Table") sets forth the compensation paid by the Company for each of the last three fiscal years to the Company's Chief Executive Officer and its other four most highly compensated executive officers:

                          SUMMARY COMPENSATION TABLE

                                                                      Long Term
                                      Annual Compensation           Compensation
                                ------------------------------- -----------------------
                                                                       Awards
                                                                -----------------------
                                                                             Securities
                                                      Other                  Underlying
                                                      Annual    Restricted    Options/   All Other
  Name and Principal                        Bonus  Compensation   Stock         SARs    Compensation
       Position         Year(1) Salary ($) ($)(2)     ($)(3)    Awards ($)      (#)        ($)(4)
----------------------- ------- ---------- ------- ------------ ----------   ---------- ------------
Dale P. Kramer.........  1999    627,692   753,231    2,073          --             0     613,751(5)
 President & CEO         1998    592,308   720,000      699      245,625(6)   100,000     452,393
                         1997    500,000   500,000    5,721      595,000            0      22,332

William J. Podany......  1999    523,007   523,077      145          --             0     321,102(7)
 Executive Vice          1998    492,308   500,000        2          --        70,000     233,923
 President & President   1997    390,793   312,635    2,750      371,875(8)         0      47,445
 and COO of Retail
 Stores Division

Roger J. Chustz........  1999    251,785   176,249       75          --             0     190,491(9)
 Sr. Vice President      1998    243,077   171,500        9          --        40,000     143,044
 GMM/Apparel             1997    220,000   154,000       10          --             0      11,359

Michael J. Hopkins.....  1999    249,077   174,354      197          --             0     189,300(10)
 Sr. Vice President      1998    224,000   158,200      200          --        40,000     138,338
 GMM/Home                1997    199,231    25,644      --           --             0      11,334

Michael J. Bettiga.....  1999    236,406   165,484      151          --             0     188,922(11)
 Sr. Vice President      1998    222,154   156,800      108          --        40,000     132,576
 GMM/Retail              1997    190,769    50,400      --           --             0       8,250
 Health Services

-------
 (1) Refers to fiscal years ended on the following dates: 1997: February 22, 1997; 1998: January 31, 1998; and 1999: January 30, 1999.
 (2) Represents bonuses earned with respect to the indicated fiscal year pursuant to the Company's Executive Incentive Plan although all or a portion of the bonus may have been paid during the subsequent fiscal year.
 (3) Represents above market interest earned under the Company's Deferred Compensation Plan.
 (4) All Other Compensation for the listed individuals includes one or more of the following: Company-paid portion of individual life insurance policies; 401(k) Company match; Profit Sharing Plan contributions; and a Retention Bonus.
 (5) All Other Compensation for Mr. Kramer includes the following: Company paid portion of individual life insurance policy: $3,889; 401(k) Company match: $6,485; Profit Sharing Plan contributions: $67,663; and Retention Bonus $535,714.
 (6) Mr. Kramer holds an aggregate of 50,000 shares of restricted stock with an aggregate value as of January 30, 1999 of $1,587,500. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. 10,000 shares of Mr. Kramer's restricted stock vest in full on November 12, 1999. The remaining 40,000 shares of restricted stock vest upon the achievement of a targeted fair market value of ProVantage Health Services, Inc. and its subsidiaries. Pursuant to the 1993 Restricted Stock Plan, dividends are paid on all shares of restricted stock at the same rate as on unrestricted stock.

 (7) All Other Compensation for Mr. Podany includes the following: Company paid portion of individual life insurance policy: $1,311; 401(k) Company match: $6,243; Profit Sharing Plan contributions: $45,691; and Retention
     Bonus: $267,857.
 (8) Mr. Podany holds an aggregate of 25,000 shares of restricted stock with an aggregate value as of January 30, 1999 of $793,750. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. Mr. Podany's shares of restricted stock fully vest on April 17, 2001. Pursuant to the 1993 Restricted Stock Plan, dividends are paid on all shares of restricted stock at the same rate as on unrestricted stock.
 (9) All Other Compensation for Mr. Chustz includes the following: Company paid portion of individual life insurance policy: $1,004; 401(k) Company match: $5,311; Profit Sharing Plan contributions: $23,462; and Retention
     Bonus: $160,714.
(10) All Other Compensation for Mr. Hopkins includes the following: Company paid portion of individual life insurance policy: $1,004; 401(k) Company match: $5,629; Profit Sharing Plan contributions: $21,953; and Retention
     Bonus: $160,714.
(11) All Other Compensation for Mr. Bettiga includes the following: Company paid portion of individual life insurance policy: $1,004; 401(k) Company match: $5,556; Profit Sharing Plan contributions: $21,648; and Retention
     Bonus: $160,714.

Option Exercise and Fiscal Year End Value Table

   The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning stock options exercised during the last fiscal year and the number and value of options outstanding on January 30, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                              Number of Securities
                          Shares             Underlying Unexercised   Value of Unexercised In-the-
                         Acquired            Options/SARs at Fiscal   Money Options/SARs at Fiscal
                            on      Value         Year-End (#)                Year-End ($)
                         Exercise Realized  ------------------------- -------------------------------
Name                       (#)       ($)    Exercisable Unexercisable  Exercisable     Unexercisable
----                     -------- --------- ----------- ------------- --------------  ---------------
Dale P. Kramer..........       0          0   180,000      100,000          3,138,600        1,175,000
William J. Podany.......  45,000  1,032,388    15,000       85,000            326,250        1,057,500
Roger J. Chustz.........       0          0    14,000       40,000            259,220          424,375
Michael J. Hopkins......       0          0         0       40,000                  0          424,375
Michael J. Bettiga......       0          0    18,240       40,000            331,229          424,375

Indemnification of Directors and Officers

   The Company's Bylaws provide for the indemnification of directors and officers of the Company to the full extent permitted by the Wisconsin Statutes. The Company has entered into agreements to indemnify its directors and certain officers, and may enter into similar agreements to indemnify additional officers, in addition to the indemnification provided for in the Bylaws. These agreements will, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the Wisconsin Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Severance Agreements

   The Company has entered into change of control severance agreements (the "Severance Agreements") with certain officers of the Company, including those officers identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a "Change of Control" (as defined below), the Company terminates the individual's employment other than for "Cause" (as defined below) or disability, or the individual terminates the individual's employment for "Good Reason" (as defined below), then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times the individual's average annual bonus for the three fiscal years immediately preceding the date of termination. As of January 30, 1999, the multiple referred to in this paragraph is three for Mr. Kramer and two for each of Messrs. Podany, Chustz, Hopkins, and Bettiga. Each individual would also receive his salary through the date of termination and all other amounts owed to the individual at the date of termination under the Company's benefit plans. In addition, under such circumstances, the individual will be entitled to continued health and dental coverage for the individual and the individual's family for a one, two or three year period after the date of termination. The Severance Agreements provide that if certain amounts to be paid thereunder constitute "parachute payments," as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (the "Code"), the severance benefits owed to the individual may be decreased, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect the payments to be reduced.

   A "Change of Control" is defined as occurring if (1) any person or group acquires 20 percent or more of the Company's outstanding common stock or voting securities, (2) the incumbent directors cease to constitute at least a majority of the Board of Directors, (3) the shareholders approve a merger, consolidation, liquidation, dissolution or reorganization of the Company, or
(4) the shareholders approve a complete liquidation or dissolution of the Company. For purposes of the Severance Agreements, "Cause" means (a) personal dishonesty by the individual intended to result in his substantial personal enrichment at the expense of the Company, (b) repeated, willful violations by the individual of his obligation to devote reasonable time and efforts to carry out his responsibilities to the Company, or (c) the conviction of the individual of a felony. "Good Reason" as used in the Severance Agreements means (i) any reduction of the individual's authority, responsibilities or compensation (excluding for this purpose specified actions by the Company not taken in bad faith and which are promptly remedied by the Company upon receipt of notice), (ii) any required relocation of the individual to a place of business more than 35 miles from where the individual works at the time of the Change of Control, (iii) any purported termination of the individual other than for Cause, or (iv) any failure of a successor to the Company, by merger or otherwise, to assume the Company's obligations under the Severance Agreements.

Other Compensation

   The Company provides certain personal benefits and other noncash compensation to its executive officers. For the fiscal year ended January 30, 1999, the incremental cost of providing such compensation did not exceed the minimum amounts required to be disclosed under current Securities and Exchange Commission rules for each person named in the Summary Compensation Table.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Executive Compensation Principles

   The Company's Executive Compensation Program is designed to align executive compensation with Company values and objectives, its business strategy and financial performance. In applying these principles, the Compensation and Stock Option Committee (the "Committee") believes the Executive Compensation Program must:

  . Attract and retain key executives critical to the long-term success of the Company by providing compensation levels comparable to those offered by other leading companies in the industry.

  . Reward executives for long-term strategic management and achievement of business objectives.

  . Reward executives for the enhancement of shareholder value.

  . Support a performance oriented environment that rewards achievement of Company goals and Company performance compared to that of the industry.

  . Differentiate compensation amounts according to individual performance.

Executive Compensation Program

   The executive compensation program is comprised of both cash and equity based compensation. The annual compensation consists of base salary and an annual Executive Incentive Plan (the "EIP") payment. The Committee determines the level of base salary for key executive officers. The Committee determines the base salary based on competitive norms. These competitive norms are based on a comprehensive retail study including companies having approximately 2-3 billion dollars in annual sales and not on the more diverse peer retail group used for purposes of the performance graph. This narrower focus is believed to be that most appropriate in fixing salaries. Additionally, the Committee seeks to fix such salaries in the medium range of those companies used for salary survey data. In establishing the base salary levels, the Committee considers:

  . Surveys of external comparable positions.

  . Position matching validating responsibilities, organizational level and title with external comparable positions in the industry.

  . Compensation paid to comparable positions in comparably sized companies based on sales revenues derived from industry surveys.

   Of these three referenced factors, the Committee places the most emphasis on surveys of external comparable positions. The Committee next weighs the compensation paid to comparable positions in comparably sized companies. Finally, the Committee validates the information derived from the first two factors by ensuring accurate position matching by evaluation of responsibilities, organizational level and title.

   The Committee also approves the participation of key executives in the EIP. Awards for key executive officers vary based on the Company's achievement of certain financial goals. As with base salary, the EIP is intended to be competitive with bonuses in the medium range paid by other retail companies having approximately 2-3 billion dollars in annual sales.

   An analysis of the survey group compensation level indicates that, as it relates to base salary, the Company's executives, on an individual basis, receive compensation comparable to the survey norm. Since the Company has not granted stock options to its executives on an annual basis, the Company believes comparisons of the Company's stock option grants to the survey are not meaningful or appropriate.

   Long-term incentives are currently provided primarily through grants of stock options and restricted stock. Under the Company's 1991 Stock Option Plan, 1995 Stock Option Plan and the 1998 Stock Incentive Plan (the "Stock Option Plans"), the Committee has the discretion to determine, among other things, the individuals to whom stock options are awarded, the number of shares subject to each option, and whether the stock options will be subject to performance criteria. In determining the award of options, the Committee considers the number of outstanding stock options held by each Stock Option Plan participant. This consideration is applied consistently to all Stock Option Plan participants including executive officers and the Chief Executive Officer. The size of stock option grants are based upon competitive practice and position level. Stock option grants align key executive officers' long-range interests with those of the shareholders by providing the key executive officers with the opportunity to build a meaningful stake in the Company. All eligible Stock Option Plan participants were granted stock option awards in the fiscal year ended January 31, 1998. The Company intends to issue additional stock options to all eligible Stock Option Plan participants every two years.

   Restricted stock granted pursuant to the Company's 1993 Restricted Stock Plan is intended to encourage recipients to continue to serve the Company and its shareholders. Although the recipient receives dividends at the same rate as may be granted to owners of unrestricted shares, the restricted stock certificates are not delivered and such shares may not be sold, transferred or pledged until they vest.

   Key executive officers also participate in the Company's Profit Sharing Plan, which is funded entirely by Company contributions to such Plan. In this regard, key executive officers are treated in the same manner as any other Profit Sharing Plan participant. Committee approval is not required for participation by key executives in the Profit Sharing Plan. Key executive officers may also participate in the Company's 401(k) Plan which is available to any associate meeting minimum length of service and number of hours worked standards. Under the 401(k) Plan, the Company contributes one-half of an associate's personal contribution up to a maximum of 3 percent of the associate's base earnings. Also, key executive officers may elect to defer certain annual compensation. Deferred amounts are accounted for as if invested in various accounts.

   On occasion, the Committee may make adjustments to a particular executive's compensation in any given year based on circumstances unique to such executive. For example, such adjustments may recognize extraordinary efforts on a special project, or the need to compensate special talents or expertise in order to retain a key individual.

   The Committee may also award additional bonus payments to certain executives when it determines that such an award is in the Company's and its shareholders' best interest. For example, on April 29, 1998, the Committee authorized certain retention bonus payments to be paid to key executives in quarterly installments over a two year period, contingent upon such executives' continued employment with the Company ("Retention Bonuses"). These Retention Bonuses are intended to enable the Company to retain its key executives in an industry which has experienced numerous business failures and significant consolidation.

Chief Executive Officer Compensation

   The Committee determined the Chief Executive Officer's compensation for the fiscal year ended January 30, 1999 based upon a number of factors and criteria. The Chief Executive Officer's base salary was established based on: surveys of external comparable positions; position-matching validating responsibilities, organizational level and title with external comparable positions in the industry; compensation paid to comparable positions in comparably sized companies based on sales revenue derived from industry surveys; and Committee review of the Chief Executive Officer's individual performance. Individual performance is evaluated through regular ongoing personal contact with Committee members. As with other executive officer salaries, comparison was based on a comprehensive retail study including companies having approximately 2-3 billion dollars in annual sales, as opposed to the more diverse peer group used in the Performance Graph. It is noted that the base salary awarded falls well within industry norms. The EIP award consideration was based on the Company's achievement of certain financial goals which include after tax earnings. For the fiscal year ended January 30, 1999, it was determined that an EIP payment should be awarded to the President/Chief Executive Officer in an amount which was 200 percent of his targeted EIP payment, or 120 percent of his base salary. This determination was made in light of the Company's significantly improved financial performance during the fiscal year.

   The Committee also awarded the Chief Executive Officer a Retention Bonus of $535,714. The primary basis for the Committee's determination to grant such Retention Bonus was to provide a strong incentive for him to continue to serve the Company as Chief Executive Officer.

   The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds 1 million dollars per executive. The Committee believes its primary goal is to design compensation strategies that further the best interests of the Company and its shareholders. To the extent they are not inconsistent with that goal, the Committee will attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expenses.

                                          Compensation and Stock Option
                                           Committee

                                          Jack W. Eugster, Chairman
                                          Stephen E. Watson

              2/25/94  2/24/95  2/23/96  2/21/97  1/31/98  1/30/99
ShopKo          100      81       102      147      244      302
S&P Retail      100      94       109      126      182      308
Wilshire 5000   100      99       136      169      212      260

   The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, with the cumulative total return on the Wilshire 5000 Index and the cumulative total return for the S & P Retail Composite Index selected as the Company's peer group. The comparison assumes $100 was invested on February 25, 1994 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                                     ITEM 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 29, 2000 and is seeking the ratification of their appointment by the shareholders. Shares represented by the accompanying proxy will be voted for ratification unless the proxy indicates to the contrary.

   Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required to Ratify Selection; Board's Recommendation

   Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending January 29, 2000 requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. The Board recommends a vote FOR such ratification. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

                                     ITEM 3

       APPROVAL OF THE SHOPKO STORES, INC. 1999 EXECUTIVE INCENTIVE PLAN

   The complete text of the ShopKo Stores, Inc. 1999 Executive Incentive Plan (the "Incentive Plan") is set forth in Appendix A. The following summary of the material features of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to Appendix A.

   The Board of Directors has approved the Incentive Plan for fiscal year 1999 and subsequent years unless and until terminated by the Compensation Committee. It is expected that approximately 300 key employees will participate in the Incentive Plan. The Incentive Plan is based upon the Company's current approach for determining the annual incentives (bonuses) of the Company's executives. The Incentive Plan rewards eligible executives with an incentive award if the performance goals set by the Compensation Committee pursuant to the terms of the Incentive Plan are met. The Incentive Plan, as adopted, is subject to approval by the Company's shareholders and will only take effect if such approval is obtained. If shareholder approval is not obtained, the Incentive Plan will not take effect, and the Company's existing executive incentive plan will remain in effect. The Incentive Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

   The Incentive Plan establishes a correlation between the annual incentives awarded to the Participants and the Company's financial performance. Each year, the Compensation Committee will fix, during the first 120 days of a Performance Year, the performance criteria and goals to be achieved before any award will be payable. The performance criteria among which the Compensation Committee may select include Earnings Per Share, Earnings, Contribution to Corporate Profit, Return on Average Equity or Return on Average Assets, to be used singularly or in combination, as the Compensation Committee determines. The performance criteria and the percentage of base salary awarded for achieving the goals set by the Compensation Committee may vary from year to year.

   If and to the extent the performance criteria set by the Compensation Committee are achieved, an award pool will be established. Funds in the award pool will be used to pay individual awards, based on a percentage of each Participant's base salary earned for the performance period. For example, if the targeted performance or "norm" level is achieved for fiscal year 1999, the Chairman would be eligible to receive an award of 60% of base salary. If the performance achieved for fiscal year 1999 is less than threshold, the Chairman will not receive an award. If the high performance level is achieved, the Chairman will be eligible to receive an award equal to 120% of base salary. If the performance falls between the performance goals established by the Compensation Committee, the Incentive Plan provides that the award will be determined by interpolation, except that no award pool will be established if the threshold performance level is not achieved. In succeeding Performance Years, the awards may be larger or smaller depending upon a variety of factors, such as the extent to which performance targets are attained, the Participant's base salary for that Performance Year, and the individual award percentages, but in no event will a Participant receive an award in excess of $2,500,000 in any year. The Compensation Committee and senior management, with the consent of the Committee, retain full discretion to reduce or eliminate any award which may be earned by a Participant under the Incentive Plan. Any amounts to be received under the Incentive Plan for fiscal 1999 are not yet determinable. However, if the threshold performance level is achieved for fiscal 1999, it is expected that bonus amounts for the five executive officers named in the Summary Compensation Table will be between 16.6% and 120% of base salary.

   The Incentive Plan may be amended by the Compensation Committee at any time provided that shareholder approval of any such amendment will be required to the extent necessary under Section 162(m).

Vote Required to Approve the Incentive Plan; Board's Recommendation

   Approval of the Incentive Plan requires that the votes cast to approve the Incentive Plan exceed the votes cast opposing the approval of the Incentive Plan. The Board recommends a vote FOR such approval. Proxies solicited by the Board will, unless otherwise directed, be voted in favor of such ratification.

               PROPOSALS OF SHAREHOLDERS FOR 2000 ANNUAL MEETING

   Nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2000 Annual Meeting and any other shareholder proposed business to be brought before the 2000 Annual Meeting must be submitted to the Company not later than January 27, 2000. Such shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations and shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2000 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 700 Pilgrim Way, P.O. Box 19060, Green Bay, Wisconsin 54307-9060 on or before December 21, 1999. Proposals should be directed to Mr. Richard D. Schepp, Senior Vice President, General Counsel and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

   Other Proposed Action. The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matter other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

   Cost of Solicitation. The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telecopy and personally.

                                          By Order of the Board of Directors

                                          Richard D. Schepp
                                          Secretary

Dated: April 19, 1999

                                                                     APPENDIX A

                              SHOPKO STORES, INC.
                         1999 EXECUTIVE INCENTIVE PLAN

   1. Purpose. The ShopKo Stores Inc. Compensation & Stock Option Committee (the "Committee") adopted as of March 17, 1999 this 1999 Executive Incentive Plan (the "Plan"). The Plan is intended to establish a correlation between the annual incentives awarded to the participants and the Company's financial performance, thereby rewarding the participants with an incentive award if the performance goals, as fixed by the Committee pursuant to the terms of the Plan, are met. Subject to approval by the ShopKo Stores, Inc. (the "Company") shareholders, the Plan will be applicable to Fiscal Year 1999 and subsequent years unless and until terminated by the Committee. Upon shareholder approval of the Plan, the Company's existing Executive Incentive Plan shall be terminated for Participants in the Plan. If shareholder approval is not obtained, the Plan will not take effect, and the Company's existing Executive Incentive Plan will remain in effect. The Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received pursuant to the Plan will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

   2. Definitions. As used in the Plan, the following terms have the meanings indicated:

     (a) "Award Pool" means the aggregate total of dollars available for distribution to Participants, determined each fiscal year in accordance with the Award Table.

     (b) "Award Table" means a table similar in type to Exhibit A, with changes necessary to adapt to the performance criteria selected by the Committee for the Performance Year and to display other objective factors necessary to determine the amount, if any, of the incentive award for the Performance Year.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (e) "Committee" means the Compensation & Stock Option Committee of the
  Board.

     (f) "Company" means ShopKo Stores, Inc. and its subsidiaries including subsidiaries of subsidiaries and partnerships and other ventures in which the Company or any subsidiary has a significant equity interest, as determined in the sole discretion of the Committee.

     (g) "Contribution to Corporate Profit" means a business unit's earnings before interest and taxes computed in accordance with generally accepted accounting principles and adjusted to eliminate the following if the impact on such contribution is material: (i) gain or loss attributable to the disposition of investments in subsidiaries and (ii) extraordinary and nonrecurring items of gain or loss.

     (h) "Disability" means a condition that entitles the Participant to disability payments under the terms of the Company's long-term disability plan.

     (i) "Earnings" means the after-tax consolidated net income of the Company computed in accordance with generally accepted accounting principles and adjusted to eliminate the following if the impact on net income is material: (i) gain or loss attributable to the disposition of investment in subsidiaries, and (ii) extraordinary and nonrecurring items of income or loss.

     (j) "Earnings Per Share" means the portion of the Company's Earnings allocable to each outstanding share of common stock during the accounting period, based on the average number of shares outstanding, computed on a fully-diluted basis in accordance with generally accepted accounting principles.

     (k) "Good Standing" means a Participant who is a current employee of the Company and who is not in the written warning stage or a final warning stage of the Company's formal disciplinary process.

     (l) "Participant" means any employee of the Company designated to participate in the Plan.

     (m) "Performance Goal" means one or more measurable objectives, as determined by the Committee, such as Earnings Per Share, Earnings, Contribution to Corporate Profit, Return on Average Equity, or Return on Average Assets, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Performance Year.

     (n) "Performance Year" means the Company's fiscal year. The initial Performance Year is the Company's fiscal year ending January 29, 2000.

     (o) "Plan" means the ShopKo Stores, Inc. 1999 Executive Incentive Plan.

     (p) "Retirement" or "Retires" means the termination of employment of a Participant on or after attaining age 55 with at least 10 years of service with the Company, or due to early retirement with the consent of the Committee.

     (q) "Return on Average Assets" or "ROAA" means Earnings for the accounting period divided by total average assets.

     (r) "Return on Average Equity" or "ROAE" means Earnings for the accounting period divided by total average equity.

     (s) "Salary" means base salary earned for each Performance Year determined in accordance with principles employed for reporting salary to the Company's shareholders in the annual Proxy Statement.

   3. Participation. Participation in the Plan shall be determined by the Committee, upon the recommendation of senior management. A person who first becomes a Participant after the commencement of a Performance Year shall be eligible to receive a pro rata award pursuant to Section 4, based on the number of full weeks remaining in the Performance Year after he or she becomes a Participant. If a Participant transfers to another position which is equal or higher in award payout level, the Participants' award will be prorated at year end based upon the number of weeks the Participant held each position. If a Participant transfers to a lower award level position, or a position which is not eligible for an award, the Participant will receive the award (if any) which the Participant would have received had the Participant been in the lower-level position for the entire Performance Year.

   4. Determination of Awards.

   (a) During the first one hundred twenty (120) days of each Performance Year, the Committee will complete and adopt an Award Table substantially in the form attached as Exhibit A. The Award Table will fix the objective components for determining whether awards will be paid, and the percentage of Participants' Salary for which Participants will qualify if the Company achieves threshold, target and high Performance Goal levels. If the Company's actual performance level falls between the Performance Goals set forth in the Award Table, the amount of the Award Pool will be determined by interpolation.

   (b) Before any award may be paid for a Performance Year, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Performance Year and establish the Award Pool. No payments shall be made unless and until the Committee makes this certification.

   (c) Even though the Performance Goals have been met:

     (i) no award to a Participant with respect to a Performance Year shall exceed $2,500,000;

     (ii) the Committee expressly reserves the right to reduce or eliminate entirely any award if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding;

     (iii) Senior Management shall have the express right, with the consent of the Committee, to reduce or eliminate entirely any proposed award to an individual if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding; and

     (iv) the aggregate amount of awards shall not exceed the amount in the Award Pool established as set forth above.

   5. Payment of Awards.

   (a) If the Committee has made the certification required pursuant to
Section 4(b), subject to senior management's review pursuant to Section 4(c) and the other provisions of Section 4(c), awards shall be payable not later than 60 days following the last day of the Performance Year for which they are computed. Notwithstanding the foregoing, a Participant may defer receipt of an award by filing a timely election pursuant to the Company's Deferred Compensation Plan. All awards under the Plan are subject to federal, state and local income and payroll tax withholding.

   (b) A Participant shall receive no award for a year if the Participant is not in Good Standing on the last day of the Performance Year or the Participant's employment with the Company terminates prior to the last day of the Performance Year for any reason other than death, Disability, Retirement, or a Change in Control as defined in the Company's 1998 Stock Incentive Plan. A Participant who terminates employment for one of the reasons described in the preceding sentence shall be eligible to receive a pro rata award, if an award is otherwise payable pursuant to Section 4, based on the number of full months elapsed in the Performance Year ending with the date the event occurred. A Participant shall not forfeit an award if the Participant's employment terminates after the end of the applicable Performance Year, but prior to the distribution of the award for such year.

   (c) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the Participant's estate.

   6. Administration. The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

   7. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause.

   8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

   9. Amendment and Termination. The Committee may amend or terminate the Plan at any time as it deems appropriate; provided that to the extent required to meet the requirements of Code Section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the shareholders of the Company.

   10. Interpretation. If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation, then that provision of the Plan shall be void and of no effect.

                                   EXHIBIT A

                                  AWARD TABLE
                             PERFORMANCE YEAR 19

                                              Threshold    Target       High
                                             Performance Performance Performance
                                              Level (A)   Level (B)   Level (C)
                                                  % of        % of        % of
Title                                          Salary      Salary      Salary
-----                                        ----------- ----------- -----------
Chairman....................................      --%         --%         --%
President, CEO..............................      --%         --%         --%
Executive Vice President....................      --%         --%         --%
Chief Financial Officer.....................      --%         --%         --%
Senior Vice Presidents......................      --%         --%         --%
Vice Presidents.............................      --%         --%         --%
Directors...................................      --%         --%         --%
Others......................................      --%         --%         --%

   During the first 90 days of each Performance Year, the Committee shall set the Performance Goals using the following process:

     1. Specify performance criteria to be used as the Performance Goals for the Performance Year (i.e., such as Earnings Per Share, Earnings, Contribution to Corporate Profit, Return on Average Equity or Return on Average Assets, which may be used singularly or in combination, as the Committee determines), to measure the performance of the Company for the purpose of determining whether an award will be payable under the Plan for the Performance Year.

     2. Fix the threshold Performance Goal below which no award is payable
  (A), and the threshold percentage of salary for each level of Participants.

     3. Fix the target Performance Goal (B) and target percentage of salary for each level of Participants.

     4. Fix the High Performance Goal which results in maximum permitted award (C) and the maximum percentage of salary for each level of Participants.

     5. If the result achieved for the Performance Year is less or greater than the goal specified in B, but greater than the goal specified in A, the percentage award payable will be determined by interpolating, as provided in the Plan, between A and B and B and C, as the case may be, with C being the maximum.


                                       A

                              SHOPKO STORES, INC.                          PROXY
                                700 Pilgrim Way
                                 P.O. Box 19060
                           Green Bay, Wisconsin 54307
                      1999 ANNUAL MEETING OF SHAREHOLDERS
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Richard D. Schepp and William J. Podany as the undersigned's agent and proxy, with power of substitution, to vote as the undersigned's proxy in accordance with the specifications appearing below, and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders of ShopKo Stores, Inc., a Wisconsin corporation, to be held on Wednesday, May 26, 1999 at 10:00 a.m., local time, or any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if the undersigned were personally present at said meeting, and hereby revoking all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the meeting.
  1. ELECTION OF DIRECTORS
   Nominees: William J. Podany and Gregory H. Wolf
   [_]VOTE FOR all nominees listed, except those whose name(s) is (are)
   written below.
   ---------------------------------------------------------------------------

   [_]VOTE WITHHELD for all nominees.
  2. PROPOSAL TO RATIFY APPOINTMENT OF DELOITTE & TOUCHE LLP
                       For [_]    Against [_]  Abstain [_]
  3. PROPOSAL TO APPROVE SHOPKO STORES, INC. 1999 EXECUTIVE INCENTIVE PLAN
                       For [_]    Against [_]  Abstain [_]
  4. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.
                                     (over)
 THIS PROXY WILL BE VOTED AS DIRECTED,      Dated: _______________, 1999
            IF NO CHOICE IS                           (Month)   (Day)
  SPECIFIED, PROXIES WILL BE VOTED FOR      -----------------------------------
               ALL ITEMS.                        Signature of Shareholder
                                            -----------------------------------
                                             (if there are co-owners both must
                                                           sign)

                                            The signature(s) should be exactly
                                            as the name(s) appear printed to
                                            the left.

                                            If a corporation, please sign the
                                            corporation name in full by a duly
                                            authorized officer and indicate
                                            the office of the signer. When
                                            signing as executor,
                                            administrator, fiduciary,
                                            attorney, trustee or guardian, or
                                            as custodian for a minor, please
                                            give full title as such. When
                                            signing pursuant to a power of
                                            attorney, please attach photocopy.
                                            If a partnership, sign in the
                                            partnership name by authorized
                                            person.

                                               PLEASE CHECK BOX IF YOU ARE
  PLEASE MARK, SIGN, DATE AND RETURN           ATTENDING THE ANNUAL MEETING IN
              THIS PROXY
   CARD PROMPTLY USING THE ENCLOSED            PERSON. NUMBER OF
               ENVELOPE.                       SHAREHOLDERS ATTENDING: